Exhibit 99.1

Trovagene Upgraded to Russell 3000, Small Cap and Global Indexes

SAN DIEGO, CA — June 29, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that the Company is now included in the Russell 3000®, the Russell 2000® Small Cap, and Russell Global® Indexes. The addition to the indexes occurred at the close of trading on June 26, when the Russell Investment Group reconstituted its comprehensive set of U.S. and global indexes.

“Our inclusion in the Russell 3000, Small Cap and Global Indexes coincides with the progress we have made in developing and commercializing our Precision Cancer Monitoring platform to improve the care of cancer patients,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “Russell indexes are relevant to portfolio managers around the world, and we believe that inclusion these indexes will broaden Trovagene’s visibility with investors and support our continued growth.”

About the Russell Indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds, and as benchmarks for active investment strategies. Approximately $5.7 trillion in assets are benchmarked to the Russell’s U.S. indexes. The Russell Global Indexes reflect the performance of over 10,000 securities in 47 countries. Membership in the Russell 3000 Index, which remains in place for one year or more, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes. More information on reconstitution of the Russell indexes is available on the Russell Investments website.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of

Trovagene Inc. | 11055 Flintkote Avenue | San Diego | CA 92121 | Tel.: USA [+1] 888-391-7992

forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com